All information in this Term Sheet, whether regarding assets backing any securities discussed herein or otherwise, will be superseded by the information contained in the final prospectus

                                                                                                                              March 18, 2005

Preliminary Structural and Collateral Term Sheet

$174,410,000 (Approximate) of Senior Certificates

GSR Mortgage Loan Trust 2005-4F

GS Mortgage Securities Corp., Depositor

Mortgage Pass-Through Certificates, Series 2005-4F

Features of the Transaction	Key Terms

●        The offering consists of senior certificates, totaling approximately $174,410,000 to be rated AAA by 2 of 3 of S&P, Moody’s, and Fitch.  The three tracks of 15 year residential mortgage-backed certificates are expected to be approximately:

$21,149,000 of 4.50% coupons (Track 1)

$102,226,000 of 5.00% coupons (Track 2)

$50,867,000 of 6.50% coupons (Track 3)

●        The overall expected amount of credit support for the senior certificates is 1.80% +/- 0.50% for the Mortgage Loans in the form of subordination with a shifting interest structure and a five-year prepayment lockout.

●        Collateral consists primarily of conventional fixed rate 15 year mortgage loans secured by first liens on one-to-four family residential properties, serviced ABN AMRO Mortgage Group, Inc., Fifth Third Bank, CitiMortgage, Inc., Countrywide Home Loans,  Inc., IndyMac Bank, F.S.B., and National City Mortgage.

●        The amount of senior certificates is approximate and may vary by up To 5%.

                        Time Table

Expected Settlement:                             April 29, 2005

Cut-off Date:                                          April 1, 2005

First Distribution Date:                          May 25, 2005

Distribution Date:                                  25th or NBD of each month

Issuer: GSR Mortgage Loan Trust 2005-4F

Underwriter: Goldman, Sachs & Co.

Originators:  ABN AMRO Mortgage Group, Inc., Fifth Third Bank, CitiMortgage, Inc., Countrywide Home Loans, Inc., IndyMac Bank, F.S.B., and NatCity Mortgage

Servicers: ABN AMRO Mortgage Group, Inc., Fifth Third Bank, CitiMortgage, Inc., Countrywide Home Loans, Inc., IndyMac Bank, F.S.B., and National City Mortgage

Master Servicer: Chase Manhattan Mortgage Corporation

Trustee: Wachovia Bank, National Association

Securities Administrator: JPMorgan Chase Bank

Type of Issuance: Public

Servicer Advancing: Yes, subject to recoverability

Compensating Interest: Yes, to the extent of the servicing fee for such

Distribution Date

Legal Investment: The senior certificates are SMMEA eligible at settlement

Interest Accrual: Prior calendar month for fixed rate bonds and 25th to 24th for floating rate bonds

Clean Up Call: 1% of the Cut-off Date principal balance of the Loans

ERISA Eligible: Underwriter’s exemption may apply to senior certificates,

however prospective purchasers should consult their own counsel

Tax Treatment: REMIC; senior certificates are regular interests

Structure: Senior/Subordinate; shifting interest structure with a five-year prepayment lockout to junior certificates

Expected Subordination: 1.80% +/- 0.50%

Expected Rating Agencies: 2 of the 3 of: S&P, Moody’s, and Fitch

Minimum Denomination: Senior certificates - $25,000

Preliminary Collateral Information[1]	Track 1	Track 2	Track 3	Total
Total Outstanding Principal Balance(+/- 5%):	$21,708,000	$104,100,000	$51,800,000	$177,608,000
Number of Mortgage Loans[2](+/-5%):	82	370	325	444
Average Current Principal Balance of the Mortgage Loans (000’s)[3] (+/-5%)	$ 485	$428	$378	$409
Weighted Average Annual Mortgage Interest Rate (+/- 5 bps):	4.88%	5.47%	6.3%	5.64%
Expected Administrative Fees (Including Servicing and Trustee Fees):	0.254%	0.255%	0.26%	0.256%
Weighted Average Amortized Term To Maturity (Months) (+/- 3 months):	163	169	143	160
Weighted Average Remaining Term (Months) (+/- 3 months):	166	170	147	163
Weighted Average Seasoning (Months) (+/- 3 months):	13	9	33	17
Weighted Average Current Loan-To-Value Ratio (+/- 5%):	58%	60%	56%	59%
Owner Occupied (+/- 5%):	99%	90%	65%	84%
Single Family and PUD (+/- 5%):	98%	94%	91%	94%
Current FICO (+/- 10):	752	736	719	733
California Concentration:	12%	26%	22%	23%
IO loan percentage (+/- 5%):	0%	0%	0%	0%
Servicers[4] Countrywide: Fifth Third: IndyMac: NatCity: ABN Amro: Citi Mortgage:	4% 71% 20% 5% 0% 0%	Less than 1% 36% 47% 13% 2% 2%	0% 10% 36% 3% 13% 38%	1% 32% 40% 9% 5% 12%

1 The final collateral will be a subset of the mortgage loans used to determine the information under the Collateral Description.

2 This represents the number of mortgage loans contributing all or part of their cash flow to the respective track.  The total number of mortgage loans is 444 and the total principal balance is approximately $177,608,000.

3 This represents the average original principal balance of mortgage loans contributing all or part of their cash flow to the respective track.

4 Totals may not sum to 100% due to rounding.

5 Subject to change.

This material is for your private information and we are not soliciting any action based upon it.  This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.  Neither the issuer of the certificates nor Goldman, Sachs & Co., nor any of their affiliates makes any representation as to the accuracy or completeness of the information herein.  By accepting this material the recipient agrees that it will not distribute or provide the material to any other person.  The information contained in this material may not pertain to any securities that will actually be sold.  The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected therein.  We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes.  We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned herein or derivatives thereof (including options).  This material may be filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference into an effective registration statement previously filed with the SEC under Rule 415 of the Securities Act of 1933, including in cases where the material does not pertain to securities that are ultimately offered for sale pursuant to such registration statement.  Information contained in this material is current as of the date appearing on this material only.  Information in this material regarding the securities and the assets backing any securities discussed herein supersedes all prior information regarding such securities and assets.  Any information in this material, whether regarding the assets backing any securities discussed herein or otherwise, is preliminary and will be superseded by the applicable prospectus supplement and any other information subsequently filed with the SEC.  The information contained herein will be superseded by the description of the mortgage pool contained in the prospectus supplement relating to the certificates and supersedes all information contained in any collateral term sheets relating to the mortgage pool previously provided by Goldman, Sachs & Co. In addition, we mutually agree that, subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman Sachs imposing any limitation of any kind. Further information regarding this material may be obtained upon request.

This material is furnished to you solely by Goldman, Sachs & Co., acting as underwriter and not as agent of the issuer.